PRESS RELEASE – FOR IMMEDIATE RELEASE
Hawthorn Bancshares Mourns Passing of Board Director Jonathan “Jon” Holtaway
JEFFERSON CITY, Mo., Sept. 10, 2026 /GLOBE NEWSWIRE/ -- Hawthorn Bancshares, Inc. (NASDAQ: HWBK) and Hawthorn Bank are deeply saddened to announce the passing of Jonathan “Jon” Holtaway, a member of the Company’s Board of Directors since 2019. Mr. Holtaway passed away on September 4, 2026, at the age of 55.
“Jon was an exceptional director, advisor and friend,” said Brent Giles, Chairman and Chief Executive Officer of Hawthorn Bancshares and Hawthorn Bank. “He brought extraordinary insight, wisdom and sound judgment to every discussion, and his counsel helped guide important decisions at Hawthorn. Jon had a deep understanding of community banking and a thoughtful, long-term perspective that challenged us to think strategically and encouraged us to pursue opportunities for growth. We are grateful for his service, his friendship and the lasting impact he made on our organization. We will deeply miss his presence.”
Mr. Holtaway was President of Ategra Capital Management, LLC, a registered investment advisory firm based in Virginia that he founded in 2005. He also served as managing member of Ategra GP, LLC, the general partner of Ategra Community Financial Institution Fund, LP, which invests primarily in securities of companies in the bank and thrift industry, and Ategra LS500, LP, which invests primarily in large-capitalization equities.
Throughout his career, Mr. Holtaway earned broad respect in the banking industry for his expertise in strategic planning, mergers and acquisitions, equity valuation and corporate governance. He was also a frequent speaker at banking industry conferences and the author of The Growth Penalty: Unfinished Business, Banking and the American Recovery, published in 2013.
A graduate of the University of Pennsylvania’s Wharton School, Mr. Holtaway earned a bachelor’s degree in economics.
“While Jon’s professional accomplishments were significant, those of us who had the privilege of knowing him will remember him just as much for his humility, generosity, curiosity and genuine care for the people around him,” Giles said. “He was someone who made those around him better, and his loss will be felt throughout Hawthorn.”
The Board of Directors, management team and employees of Hawthorn Bancshares and Hawthorn Bank extend their heartfelt condolences to Jon’s family, friends and colleagues.
About Hawthorn Bancshares, Inc.
Hawthorn Bancshares, Inc. (NASDAQ: HWBK) is a financial holding company headquartered in Jefferson City, Missouri, and the parent company of Hawthorn Bank. Hawthorn Bank provides a broad range of commercial and consumer banking services, including deposit accounts, loans, treasury management services, and wealth services, to individuals and businesses across Missouri through its network of banking locations. Hawthorn is focused on delivering relationship-based community banking and supporting the financial needs of the communities it serves.